New Covenant Funds

FINAL SOLICITATION SCRIPT
MEETING DATE: FEBRUARY 15, 2012
TOLL FREE # 1-800-690-6903

Greeting:

Hello, is Mr./Ms. _____________________ available please?
Hi Mr./Ms. _____________________, my name is _____________________ and I work for the (Presbyterian Foundation/New Covenant Trust Company) calling on behalf of New Covenant Funds.  Because you are a shareholder of (the New Covenant Balanced Growth Fund / the New Covenant Balanced Income Fund / both the New Covenant Balanced Growth and New Covenant Balanced Income Funds), I would like to take a moment to speak with you about the (Fund’s / Funds’) special meeting of shareholders that is scheduled to be held on February 15, 2012.  Recently you were mailed proxy materials for this upcoming meeting of shareholders.  Have you received this material?

 If materials received:

The (Fund’s / Funds’) Board of Trustees is recommending that you vote in favor of the proposals outlined in the proxy statement.  For your convenience, you can vote by mail, Internet or telephone via automated response system.  In order to vote by Internet or telephone you will need the control number from your Proxy Card.  Do you have your proxy card available?

If Yes:

Can I connect you with the automated response system so that you can vote your shares?

If Yes:

(Connect to automated response system to vote) (1-800-690-6903)

If No:

The voting process will only take a few moments and your participation is very important.  Please take the time to vote by mail, Internet or telephone via automated response system as soon as possible.

If materials not received:

I can have the materials resent to you. Can you please verify your mailing address? (Verify entire address, including street name, number, town, state & zip) I will have a physical copy of the materials sent to you.  Thank you, you will receive the materials shortly

If shares were sold after record date:

I understand Mr./Ms. _____________________, however you were a shareholder on the record date and therefore you are still entitled to vote your shares.  If you have your Proxy Card available can I connect you with the automated response system so that you can vote your shares?

If presently not interested in voting over the phone:

I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important. Should you decide to vote at a later time, please fill out and return your proxy card or you can vote via the other methods outlined in the proxy materials.  Thank you again for your time today, and have a wonderful day/evening.

DB1/65084771.3

ANSWERING MACHINE MESSAGE

Hello, this message is for _____________________.  My name is _____________________ and I am calling on behalf of New Covenant Funds regarding the Special Meeting of Shareholders that is scheduled for February 15, 2012.

Our records indicate that your vote has not yet been received.  In an effort to avoid further contact we are asking you to take a moment to submit your vote.

Your participation is very important. To vote over the telephone via automated response system, call toll-free at 1-800-690-6903 and follow the recorded instructions.  To vote via Internet, go to www.proxyvote.com and follow the instructions.  In order to vote over the phone or Internet you will need the control number from your Proxy Card.  Voting takes just a few moments and will benefit all shareholders.  If you would like to speak with someone concerning the proxy materials please call 1-877-835-4531.

Thank you for your prompt attention to this matter.

DB1/65084771.3